PORTFOLIO RESEARCH CONSULTANT AGREEMENT

THIS AGREEMENT is made and entered into as of this 27th day of September, 2004, by and between Alternative Investment Partners, LLC, a Delaware limited liability company (the “Adviser”), AlP Alternative Strategies Funds, a Delaware business trust (“AlP Funds”) and Trust Advisors LLC, a Delaware limited liability company (the “PRC”) regarding Alpha Hedged Strategies Fund, a series of AlP Funds (the “Fund).

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the” 1940 Act”); and

WHEREAS, the Adviser has been appointed investment adviser to the Fund, pursuant to an Investment Advisory Agreement dated September 27, 2004, which has been approved by the Fund’s Board of Trustees (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the PRC to assist the Adviser in providing a continuous investment program for the Fund’s portfolio and the PRC is willing to do so; and

WHEREAS, the Board of Trustees of the Fund has approved this Agreement, and the PRC is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.       Appointment. The Adviser and AlP Funds hereby appoint the PRC to serve as consultant to the Adviser with respect to the Fund. Intending to be legally bound, the PRC accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.    Advisory Services. Subject to the supervision of AlP Funds’ Board of Trustees, the PRC will assist the Adviser in providing a continuous investment program for the Fund, including investment research and management with respect to the Adviser’s selection of sub-advisers to the Adviser (the “Sub-Advisers”), allocations of Fund assets to Sub-Advisers, security types and investment strategies comprising the Fund. The PRC will provide services under this Agreement m accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s Prospectus and resolutions of AlP Funds’ Board of Trustees applicable to the Fund (as attached hereto on Annex I).

Without limiting the generality of the foregoing, the PRC further agrees that it:

(a)    will provide the Adviser with background information and other such research on Sub-Advisers and prospective sub-advisers, assist the Adviser in conducting a comprehensive review of each Sub-Adviser, its investment process and organization, provide the Adviser with research on a wide range of factors on each Sub-Adviser including, but not limited to, past investment performance during various market conditions, investment strategies and processes used, structures of portfolios and risk management procedures, reputation, experience and training of key personnel, correlation of results with other Sub-Advisers and assets under management and number of clients, and conduct interviews of each Sub-Advisers’ personnel as well as interviews with third party references and industry sources;

(b)    will assist in determining from time to time what security types and investments strategies will be pursued by the Fund, and monitor in consultation with the Adviser the execution of its investment strategy by each Sub-Adviser;

(c)    will provide to the Adviser various performance, volatility and style execution analytics of the investment strategy of each Sub-Adviser;

(d)    will consult with the Adviser on a continuous basis as to the Fund’s total assets which shall be invested in each Sub-Adviser’s Separate Account;

(e)    will attend regular business and investment-related meetings with AlP Funds’ Board of Trustees and the Adviser if requested to do so by AlP Funds and/or the Adviser; and

(f)    will maintain statistical data with respect to various performance and analytical data for the Fund and Sub-Advisers, furnish to the Adviser and AlP Funds’ Board of Trustees such periodic and special reports as they may request with respect to the Fund, and provide in advance to the Adviser all reports made to the Board of Trustees for examination and review within a reasonable time prior to AlP Funds’ Board meetings.

Notwithstanding anything contained herein, nothing contained herein shall be construed to obligate the PRC to supervise or otherwise enter into any contractual relationship with any Sub-Adviser. The Adviser is solely responsible for (i) the selection and supervision of all Sub-Advisers, and entering into contracts with Sub-Advisers, (ii) determination of amounts of assets to allocate to Sub-Advisers, (iii) determinations as to compensation of; and termination of, Sub-Advisers, and (iv) all other matters relating to the Sub-Advisers. The PRC makes no representation or warranty as to, and shall have no responsibility whatsoever with respect to, any information provided by or on behalf of; or the current or future performance of; any Sub-Adviser, any prospective sub-adviser, or any assets allocated thereto by the Adviser.

3.    Covenants by the PRC. The PRC agrees with respect to the services provided to the Adviser that the PRC:

(a)    will maintain its status as a Registered Investment Advisor with the Securities and Exchange Commission;

(b)    will conform with all Rules and Regulations of the Securities and Exchange Commission,

(c)    will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by AlP Funds, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the PRC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by AlP Funds).

4.    Services Not Exclusive. The services furnished by the PRC hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the PRC or any employee, agent, manager or affiliated person (as defined in the 1940 Act) of the PRC or any affiliated person of such person from acting as investment adviser, consultant or manager for any other person or persona, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the PRC or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided however that the PRC agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its material obligations under this Agreement.

5.    Covenants of the Adviser. The Adviser agrees with respect to the services provided to the Adviser hereunder that the Adviser will conform with the applicable Rules and Regulations of the Securities and Exchange Commission.

6.    Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof; this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions

7.    Books and Records. In compliance with the requirements of Rule 31 a-3 under the 1940 Act, the PRC hereby agrees that all records which it maintains with respect to its services hereunder are the property of AlP Funds and further agrees to surrender promptly to AlP Funds any originals of such records upon AlP Funds’ request. The PRC further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records required to be maintained by Rule 31a-l under the 1940 Act.

8.    Expenses. During the term of this Agreement, the PRC will pay all expenses incurred by it in connection with its activities under this Agreement; provided, however, that the Adviser shall reimburse the PRC for reasonable out-of-pocket travel and other similar expenses associated with attending meetings (including due diligence meetings) with Sub-Advisers or prospective sub-advisers, solely to the extent approved in advance by the Adviser. Nothing herein, however, shall be deemed to require the PRC to pay any expenses of the Fund or the Adviser.

9.    Compensation. In consideration of the services rendered pursuant to this Agreement, the Adviser will pay to the PRC, as compensation for the services provided by the PRC under this Agreement, a monthly fee of .25% (on an annualized basis) of the average net assets of the Fund. The Adviser shall pay the PRC as soon as practical after the last day of each calendar month, but no later than 5 business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of the Fund in accordance with the prospectus.

10.    Standard of Care: Limitation of Liability Limited Indemnity. The PRC shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the PRC in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Adviser further agrees to indemnify, defend and hold the PRC, and its managers, officers, directors, equityholders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been PRC to the Adviser, or in connection with the past or present performance of services to the Adviser in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the PRC in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Adviser and/or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the PRC or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Adviser and/or the Fund may have under any such federal or state securities laws.

11.    Reference to the PRC. Neither the Adviser nor any affiliate or agent of it shall make reference to this Agreement, or use the name of the PRC or any of its affiliates, (except references in regulatory filings and communications with shareholders concerning the identity of and services provided by the PRC to the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s current registration statement; provided that the Adviser shall give the PRC a reasonable opportunity to review such references in advance and to comment thereon), in any advertising or promotional materials without the prior approval of the PRC, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Fund and any affiliate thereof to satisfy the foregoing obligation.

12.    Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Fund’s Board of Trustees provided that its continuance also is approved by a majority of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ notice, by the Fund’s Board of Trustees, by the Adviser or by the PRC or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(c), 7, 8, 9, 10 and 11 shall survive any termination or expiration.

13.    Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Adviser or the PRC, cast in person at a meeting called for the purpose of voting on such approval.

14.    Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the PRC at:

Trust Advisors LLC
1375 Kings Highway East, Suite 400
Fairfield, CT 06430

To the Adviser at:

Alternative Investment Partners, LLC
701 Westchester Avenue, Suite 205W
White Plains, NY 10604

To the Fund at:

Alternative Investment Funds
701 Westchester Avenue, Suite 205W
White Plains, NY 10604

with a copy to:
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Thomas R. Westle, Esq.

15.    Miscellaneous. Neither the holders of Shares of the Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.    Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

17.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Trust Advisors LLC

By: /s/ Mark Tonucci
Title: President

Alternative Investment Partners, LLC

By: /s/ Lee Schultheis
Title: President

AIP Alternative Strategies Funds

By: /s/ Lee Schultheis
Title: Chief Executive Officer